EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-1 (No. 333-232544, No. 333-234322 and No. 333-233067), Form S-3 (No. 333-248895), and Form S-8 (No. 333-231603 and No. 333-255077) of Guardion Health Sciences, Inc. of our report dated April 17, 2023, with respect to the consolidated financial statements of Guardion Health Sciences, Inc. as of December 31, 2022 and 2021, and for the years then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 17, 2023